Exhibit 99.1

Alpha Natural Resources, Inc.

FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces Pricing of Senior Notes

BRISTOL, Va., September 28, 2012 — Alpha Natural Resources, Inc. (NYSE: ANR) (“Alpha”) , a leading U.S.-based coal supplier, today announced the pricing of its underwritten public offering of $500 million aggregate principal amount of 9.75% senior notes due 2018 (the “Notes”). Alpha estimates the net proceeds from the issuance and sale of the Notes, after deducting underwriting discounts and estimated offering expenses, will be approximately $479.8 million.

The offering is subject to market and other conditions. Alpha intends to use a portion of the net proceeds to fund the purchase price of up to $350 million of the 3.25% Convertible Senior Notes due 2015, pursuant to the previously announced cash tender offer and consent solicitation (the “Tender Offer and Consent Solicitation”). Any net proceeds from this offering remaining, including if the Tender Offer and Consent Solicitation is not consummated, are intended to be used for general corporate purposes.

Citigroup, Barclays, J.P. Morgan, BofA Merrill Lynch and RBS are acting as joint book-running managers in connection with this offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Senior Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer of the Senior Notes will be made only by means of a prospectus, forming a part of the effective registration statement, the applicable prospectus supplement and other related documents or pursuant to an exemption from registration under the Securities Act of 1933, as amended. Copies of these documents can be obtained from Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, or toll free at (800) 831-9146 or Barclays Capital Inc. at (800) 438-3242.

About Alpha Natural Resources

Alpha is the nation’s largest supplier of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries. In 2011, the company had more than 200 customers on five continents.

Investor Contact

Todd Allen, CFA

Vice President, Investor Relations

276-739-5328

tallen@alphanr.com

One Alpha Place  —  P.O. Box 16429  —  Bristol, Virginia 24209  —  866-322-5742  —   276-619-4410  —  www.alphanr.com

Media Contact

Ted Pile

Vice President, Corporate Communications

276-623-2920

tpile@alphanr.com

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